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                                 Exhibit 23 (a)

                               Consent of KPMG LLP

The Board of Directors
Southern Financial Bancorp, Inc.


We consent to incorporation by reference in Registration Statement Nos. 33-80285 and 33-80287 on Forms S-8, and 333-00916 on Form S-3 of Southern Financial Bancorp, Inc. of our report dated January 25, 2001, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Southern Financial Bancorp, Inc. Our report refers to our reliance on another auditor's report with respect to amounts related to The Horizon Bank of Virginia for the year ended December 31, 1998, included in the aforementioned consolidated financial statements.

Richmond, Virginia
March 30, 2001